                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 20, 1998



                          QUINTILES TRANSNATIONAL CORP.
             (Exact name of registrant as specified in its charter)



  NORTH CAROLINA                  340-23520                     56-1714315
  (State or other           (Commission File No.)             I.R.S. Employer
   jurisdiction                                            Identification Number
 of incorporation)




             4709 CREEKSTONE DRIVE, RIVERBIRCH BUILDING, SUITE 200,
                       DURHAM, NORTH CAROLINA 27703-8411
                    (Address of principal executive offices)


                                 (919) 941-2000
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

        Quintiles Transnational Corp. (the "Company") is filing on this report the following consolidated financial statements and related information:

                     Item Description                                       Page
                     ----------------                                       ----

Management's Discussion and Analysis of Financial
Condition and Results of Operations                                           3

Report of Independent Auditors                                               11

Consolidated Statements of Income for the three
years ended December 31, 1995, 1996 and 1997                                 12

Consolidated Balance Sheets as of December 31, 1996
and 1997                                                                     13

Consolidated Statements of Shareholders' Equity
for each of the three years ended December 31, 1997                          15

Consolidated Statements of Cash Flows for each of the
three years ended December 31, 1997                                          16

Notes to Consolidated Financial Statements                                   17

         Information set forth in this report, including Management's Discussion and Analysis of Financial Condition and Results of Operations, contains various "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements represent the Company's judgment concerning the future and are subject to risks and uncertainties that could cause the Company's actual operating results and financial position to differ materially. Such forward looking statements can be identified by the use of forward looking terminology such as "may," "will," "expect," "anticipate," "estimate," "believe," or "continue," or the negative thereof or other variations thereof or comparable terminology.

         The Company cautions that any such forward looking statements are further qualified by important factors that could cause the Company's actual operating results to differ materially from those in the forward looking statements, including without limitation, the Company's dependence on certain industries and clients, management of its growth, risks associated with acquisitions, risks relating to contract sales services, competition within the industry, the loss or delay of large contracts, dependence on personnel, government regulation and other considerations described in connection with specific forward looking statements, as well as other risk factors described in the Company's filings with the Securities and Exchange Commission.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



OVERVIEW

         Quintiles Transnational Corp. ("Quintiles" or "the Company") is a market leader in providing full-service contract research, sales, marketing and healthcare policy consulting and health information management services to the global pharmaceutical, biotechnology, medical device and healthcare industries.

         During 1997, the Company completed several strategic acquisitions that complimented its existing operations and expanded its array of services.
Specifically:

-- On February 27, 1997, the Company acquired Debra Chapman Consulting Group Pty Limited and the Medical Alliances Australia Pty Limited group of companies (collectively "DCCG/MAA") located in Sydney and Melbourne, Australia. The Company purchased 100% of the DCCG/MAA group of companies' outstanding stock for an undisclosed amount of cash.

-- On June 2, 1997, the Company acquired Butler Communications Inc. ("Butler") and its affiliated companies, including Butler Clinical Recruitment, Inc., which specialize in communication programs to accelerate the recruitment of patients for clinical trials. The Company acquired the Butler businesses in exchange for 428,610 shares of the Company's Common Stock. In addition, the Company assumed approximately $2.8 million in existing Butler debt. The acquisition of Butler was accounted for as a pooling of interests, and all consolidated financial data for periods subsequent to January 1, 1997 have been restated to include the results of the pooled company. The financial data of the pooled companies prior to January 1, 1997 were not materially different from that previously reported by the Company, and thus have not been restated.

-- On June 11, 1997, the Company acquired Action International Marketing Services Limited and its subsidiaries, including Medical Actions Communications Limited (collectively "MAC"), a leading international strategic medical communications consultancy. The Company acquired MAC in exchange for 1,131,394 shares and granted stock options exercisable for an additional 125,700 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include the historical financial data of MAC.

-- On June 21, 1997, the Company acquired the operating assets of Pharmacology Data Management Corporation ("PDMC"), a software services company, for an undisclosed amount of cash.

-- On July 2, 1997, the Company acquired CerebroVascular Advances, Inc. ("CVA"), a leader in stroke clinical trials. The Company acquired CVA in exchange for 467,936 shares and stock options exercisable for an additional 34,038 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests, and accordingly, the Company restated all historical financial data to include the historical financial data of CVA.

-- On August 29, 1997, the Company acquired Intelligent Imaging, Inc. ("Intelligent Imaging"), an information management company specializing in providing digital medical imaging services for clinical trials and the healthcare industry, in exchange for 171,880 shares of the Company's Common Stock. The acquisition of Intelligent Imaging was accounted for as a pooling of interests, and all consolidated financial data for periods subsequent to January 1, 1997 have been restated to include the results of the pooled company. The financial data of the pooled companies prior to January 1, 1997 were not materially different from that previously reported by the Company, and thus have not been restated.

--       On August 29, 1997, the Company acquired Clindepharm International
         (Pty) Limited ("Clindepharm"), South Africa's leading contract research organization, in exchange for 477,966 shares of the Company's Common Stock. The acquisition was accounted for as a pooling of interests, and as such, all historical financial data have been restated to include the historical financial data of Clindepharm since its inception in 1996.

-- On August 29, 1997, the Company acquired Rapid Deployment Services and its affiliated companies ("RDS"), South Africa's leading contract sales organization, in exchange for 121,668 shares of the Company's Common Stock. The acquisition of RDS was accounted for as a pooling of interests, and all consolidated financial data for periods subsequent to January 1, 1997 have been restated to include the results of the pooled company. The financial data of the pooled companies prior to January 1, 1997 were not materially different from that previously reported by the Company, and thus have not been restated.

In addition, on September 10, 1997, the Company officially opened its 171,000 - square foot clinical trials material packaging and distribution facility in Bathgate, Scotland. The facility, which includes a data management center, opened with a staff of about 115, and it is expected to eventually employ approximately 300 people.

Also, on December 1, 1997, the Company effected a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend. All references to number of shares and per share amounts have been restated to reflect the stock split.


CONTRACT REVENUE

         Most of the Company's contracts are fixed price, with some variable components, and range in duration from a few months to several years. Generally, a portion of the contract fee is paid at the time the project is initiated with performance-based installments payable over the contract duration. Most contracts are terminable upon 15-90 days' notice by the customer, and typically provide for termination or winding down fees. Also, some contracts call for the customer to reimburse the Company at cost for certain items such as investigator payments and travel. The Company recognizes net revenue from its contracts, which excludes reimbursed costs, on a percentage-of-completion or per diem basis as work is performed. The Company considers net revenue its primary measure of revenue growth.

         The Company reports backlog based on anticipated net revenue from uncompleted projects which have been authorized by the customer through a written contract or otherwise. Using this method of reporting backlog, at December 31, 1997, 1996 and 1995 the backlog was approximately $1.06 billion, $708 million and $415 million, respectively. The Company believes that backlog may not be a consistent indicator of future results because backlog can be affected by a number of factors, including the variable size and duration of projects, many of which are performed over several years, loss or significant delay of contracts, or a change in the scope of a project during the course of a study.


RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

         Net revenue for the year ended December 31, 1997 was $814.5 million, an increase of $260.2 million or 47.0% over fiscal 1996 net revenue of $554.2 million. Growth occurred across each of the Company's three geographic regions. Factors contributing to the growth included an increase of contract service offerings, the provision of increased services rendered under existing contracts and the initiation of services under contracts awarded subsequent to January 1, 1997.

         Direct costs, which include compensation and related fringe benefits for billable employees and other expenses directly related to contracts, were $421.9 million or 51.8% of 1997 net revenue versus $279.0 million or 50.3% of 1996 net revenue. The increase in direct costs as a percentage of net revenue was primarily attributable to the increase in net revenue generated from contract sales and marketing services, which incur a higher level of direct costs (but lower general and administrative expenses) relative to net revenue than contract research services.

         General and administrative expenses, which include compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, were $267.5 million or 32.8% of 1997 net revenue versus $192.2 million or 34.7% of 1996 net revenue. The $75.3 million increase in general and administrative expenses was primarily due to an increase in personnel, facilities and locations and outside services resulting from the Company's growth.

         Depreciation and amortization were $37.5 million or 4.6% of 1997 net revenue versus $25.2 million or 4.5% of 1996 net revenue.

         Income from operations was $87.7 million or 10.8% of 1997 net revenue versus $42.4 million or 7.7% of 1996 net revenue. Excluding non-recurring costs incurred in 1996 as described below, income from operations was $57.9 million or 10.4% of net revenue.

         Other expense decreased to $2.1 million in 1997 from $19.5 million in 1996. Excluding acquisition costs and non-recurring transaction costs, other income was $100,000 in 1997 and other expense was $2.4 million in 1996. The $2.5 million change was primarily due to decreases in net interest expense of approximately $2.3 million and other expense of approximately $100,000.

         The effective tax rate for 1997 was 35.4% versus a 61.2% rate in 1996. Excluding non-recurring transaction and restructuring costs which were not deductible for tax purposes, the 1996 effective tax rate would have been 33.9%. Since the Company conducts operations on a global basis, its effective tax rate may vary. See "--Taxes."

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

         Prior to the Company's November 29, 1996 share exchange with Innovex Limited ("Innovex"), Innovex had a fiscal year end of March 31, and the Company had (and continues to have) a fiscal year end of December 31. As a result, the pooled data prior to January 1, 1996 includes Innovex's March 31 fiscal year data in combination with the Company's December 31 fiscal year data. In connection with the share exchange, Innovex changed its fiscal year end to December 31. Accordingly, the pooled data presented for 1996 include both Innovex's and the Company's data on a December 31 year end basis. Because of the difference between Innovex's fiscal year end in 1995 compared with 1996, Innovex's quarter ended March 31, 1996 data are included in the Company's pooled data for both 1995 and 1996.

         Net revenue for the year ended December 31, 1996 was $554.2 million, an increase of $217.2 million or 64.5% over fiscal 1995 net revenue of $337.0 million. In general, growth occurred across each of the Company's three geographic regions and within each contract service sector. Factors contributing to both the regional and service growth included the provision of increased services rendered under existing contracts, the initiation of services under contracts awarded subsequent to January 1, 1996 and the Company's acquisitions (excluding BRI International, Inc. ("BRI") and Innovex) completed during 1996 and 1995 which contributed approximately $44.8 million in 1996 versus $11.7 million in 1995. Without these acquisitions, the Company's 1996 net revenue increased by $184.1 million or 56.6% over comparable 1995 net revenue.
One customer accounted for 11.5% of the Company's 1996 net revenue.

         Direct costs, which include compensation and related fringe benefits for billable employees and other expenses directly related to contracts, were $279.0 million or 50.3% of 1996 net revenue versus $171.6 million or 50.9% of 1995 net revenue. The decrease in direct costs as a percentage of net revenue was primarily attributable to efficiency realized through the use of information technology in the Company's provision of services related to global, long-term contracts, offset by increased costs attributable to the increase in net revenue generated from contract sales and marketing services, which incur a higher level of direct costs (but lower general and administrative expenses) relative to net revenue than contract research services.

         General and administrative expenses, which include compensation and fringe benefits for administrative employees, non-billable travel, professional services, advertising, computer and facility expenses, were $192.2 million or 34.7% of 1996 net revenue versus $116.9 million or 34.7% of 1995 net revenue. The $75.2 million increase in general and administrative expenses was primarily due to an increase in personnel, facilities and locations, business development and marketing activities, and outside services resulting from the Company's growth.

         Depreciation and amortization were $25.2 million or 4.5% of 1996 net revenue versus $17.2 million or 5.1% of 1995 net revenue.

         Income from operations was $42.4 million or 7.7% of 1996 net revenue versus $26.5 million or 7.9% of 1995 net revenue. Net of non-recurring costs, income from operations was $57.9 million or 10.4% of 1996 net revenue versus $31.2 million or 9.3% of 1995 net revenue. During the quarter ended March 31, 1996, Innovex recognized two non-recurring charges: a $2.4 million expense for an Innovex internal reorganization and a related $2.3 million special pension contribution. Accordingly, the Company's pooled, consolidated financial results include such charges, totaling $4.7 million, in both the fiscal years ended December 31, 1996 and 1995. In the fourth quarter of 1996, the Company recognized approximately $10.7 million in non-recurring restructuring costs related to the BRI and Innovex transactions.

         Other expense increased to $19.5 million in 1996 from $1.2 million in 1995. Other expense includes approximately $17.1 million of non-recurring transaction costs for the year ended December 31, 1996, most of which were not deductible for tax purposes. Net of such non-recurring transaction costs, other expense was $2.4 million for 1996 and $1.2 million in 1995. This increase of approximately $1.2 million was primarily due to an increase of interest and miscellaneous expense of $5.8 million which was offset by an increase in interest income of approximately $4.5 million.

         The effective tax rate for 1996 was 61.2% versus a 36.6% rate in 1995. The increase in the 1996 effective tax rate was primarily attributable to the non-tax deductible, non-recurring transaction costs incurred and a portion of the non-recurring costs relating to the Innovex internal reorganization prior to its pooling of interests with the Company. The lack of tax relief for the Innovex internal reorganization costs was reflected in both the effective tax rates for 1996 and 1995. The effective tax rate for 1996 was 33.9% versus a 34.6% rate in 1995 excluding the non-recurring costs. Since the Company conducts operations on a global basis, its effective tax rate may vary. See "-- Taxes."


LIQUIDITY AND CAPITAL RESOURCES

         Cash flows generated from operations were $77.4 million in 1997 versus $32.7 million and $35.8 million in 1996 and 1995, respectively. Cash flows from investing activities in 1997 were $150.0 million, versus $144.9 million and $38.3 million in 1996 and 1995, respectively. The change in the amount of cash from investing activities from 1995 to 1996 was primarily due to the investment of the Company's net proceeds from the May 1996 private placement of its 4.25% Convertible Subordinated Notes due May 31, 2000. Capital asset purchases required $78.7 million in 1997 versus $39.7 million and $26.0 million in 1996 and 1995, respectively. Capital asset expenditures in 1997 and 1996 included (pound)15.8 million (approximately $26.5 million) and (pound)2.7 million (approximately $5.0 million), respectively, related to the Company's purchase of land and construction of a facility in Bathgate, Scotland. The remaining capital expenditures were predominantly incurred in connection with the expansion of existing operations, the enhancement of information technology capabilities and the opening of new offices.

         Total working capital was $164.9 million at December 31, 1997 compared to $99.3 million at December 31, 1996. Including long-term cash investments of $69.1 million and $25.1 million at December 31, 1997 and 1996, respectively, in total working capital, the increase was $109.6 million. Total accounts receivable and unbilled services increased 14.8% to $210.4 million at December 31, 1997 from $183.2 million at December 31, 1996, as a result of the growth in net revenue. The number of days revenue outstanding in accounts receivable and unbilled services, net of unearned income, was 42 and 48 days at December 31, 1997 and December 31, 1996, respectively.

         During 1995, the Company acquired a drug development facility in Edinburgh, Scotland. Related to this acquisition, the Company entered into a purchase commitment valued at U.K. (pound)13.0 million (approximately $21.0 million) with payment due in December 1999. The Company has hedged this commitment by purchasing forward contracts. The Company's forward contracts mature on December 29, 1999, and as of December 31, 1997, the Company had committed to purchasing approximately U.K. (pound)1.5 million (approximately $2.3 million) under such contracts. The Company is obligated to purchase up to an additional (pound)5.9 million through December 28, 1999 in varying amounts as the daily dollar-to-pound exchange rate ranges between $1.5499 and $1.6800.

         The Company has available to it a U.K. (pound)15.0 million unsecured line of credit with a U.K. bank and a U.K. (pound)5.0 million unsecured line of credit with a second U.K. bank. At December 31, 1997, the Company had U.K. (pound)13.8 million available under these credit agreements.

         On March 12, 1997, the Company completed a public offering of 11,040,000 shares of its Common Stock at a price of $31.4375 per share. Of the 11,040,000 shares sold, 2,830,000 shares were sold by the Company and 8,210,000 shares were sold by selling shareholders. Net proceeds to the Company amounted to approximately $84.3 million.

         All foreign currency denominated amounts due, subsequent to December 31, 1997, have been translated using the Friday, December 26, 1997 foreign exchange rates as published in the December 29, 1997 edition of the Wall Street Journal.

         Based on its current operating plan, the Company believes that its available cash and cash equivalents, together with future cash flows from operations and borrowings under its line of credit agreements will be sufficient to meet its foreseeable cash needs in connection with its operations. As part of its business strategy, the Company reviews many acquisition candidates in the ordinary course of business, and in addition to acquisitions already made, the Company is continually evaluating new acquisition and expansion possibilities. The Company may from time to time seek to obtain debt or equity financing in its ordinary course of business or to facilitate possible acquisitions or expansion.


FOREIGN CURRENCY

         Approximately 50.0%, 57.0% and 60.1% of the Company's net revenue for the years ended December 31, 1997, 1996, and 1995, respectively, were derived from the Company's operations outside the United States. The Company's financial statements are denominated in U.S. dollars, and accordingly, changes in the exchange rate between foreign currencies and the U.S. dollar will affect the translation of such subsidiaries' financial results into U.S. dollars for purposes of reporting the Company's consolidated financial results.

         The Company may be subject to foreign currency transaction risk when the Company's service contracts are denominated in a currency other than the currency in which the Company earns fees or incurs expenses related to such contracts. The Company limits its foreign currency transaction risk through exchange rate fluctuation provisions stated in its contracts with customers, or the Company may hedge its transaction risk with foreign currency exchange contracts or options. The Company recognizes changes in value in income only when foreign currency exchange contracts or options are settled or exercised, respectively. There were several foreign exchange contracts relating to service contracts open at December 31, 1997, all of which are immaterial to the Company.

TAXES

         Since the Company conducts operations on a global basis, the Company's effective tax rate has depended and will continue to depend on the amount of profits in locations with varying tax rates. The Company's results of operations will be impacted by changes in the tax rates of the various jurisdictions and by changes in any applicable tax treaties. In particular, as the portion of the Company's non-U.S. business increases, the Company's effective tax rate may vary significantly from period to period. The Company's effective tax rate may also depend upon the extent to which the Company is allowed (and is able to use under applicable limitations) United States foreign tax credits in respect of taxes paid on its foreign operations.

INFLATION

         The Company believes the effects of inflation generally do not have a material adverse impact on its operations or financial condition.


IMPACT OF YEAR 2000

         The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or data corruption causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar business activities.

         The Company's computing infrastructure is based upon industry standard systems. The Company is not dependent on large legacy systems and does not use mainframes. Many of the specially developed systems the Company uses have been developed within the past few years and are Year 2000 compliant.

         The Company has appointed a Year 2000 Project Team to conduct an assessment of the Company's operations worldwide from an internal, supplier and customer perspective. The assessment, which is currently in progress, addresses all computer systems, applications and any other systems that may be vulnerable to the Year 2000 Issue. As part of the assessment, the Company is preparing detailed plans to address Year 2000 Issues. The Company is utilizing both internal and external resources to implement the plans. The Company currently anticipates addressing all business critical systems during 1998 and will address follow-up issues and all remaining systems during 1999. While the Company currently does not believe that the costs associated with addressing Year 2000 Issues will be material to the Company's financial statements, business or operations, the Company's assessment of Year 2000 Issues is ongoing and there can be no assurance that Year 2000 Issues or the costs of addressing them will not have a material impact on the Company's financial statements, business or operations.


RECENT EVENTS

         On February 2, 1998, the Company acquired Pharma Networks N.V. ("Pharma"), a leading contract sales organization in Belgium. The Company acquired Pharma in exchange for 132,000 shares of the Company's Common Stock. The acquisition of Pharma will be accounted for as a pooling of interests.

         On February 4, 1998, the Company acquired Technology Assessment Group ("TAG"), an international health outcomes assessment firm that specializes in patient registries and in evaluating the economic, quality-of-life and clinical effects of drug therapies and disease management programs. The Company acquired TAG in exchange for 460,366 shares of the Company's Common Stock. The acquisition of TAG will be accounted for as a pooling of interests.

         On February 26, 1998, the Company acquired T2A S.A. ("T2A"), a leading French contract sales organization. The Company acquired T2A in exchange for 311,899 shares of the Company's Common Stock. The acquisition of T2A will be accounted for as a pooling of interests.

         On February 27, 1998, the Company acquired More Biomedical Contract Research Organization Ltd. ("More Biomedical"), a contract research organization based in Taiwan. The Company acquired More Biomedical in exchange for 16,600 shares of the Company's Common Stock. The acquisition will be accounted for as a pooling of interests.

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. Statement No. 130 establishes standards for reporting and displaying of comprehensive income and its components in financial statements. The Company will adopt Statement No. 130 in the first quarter 1998 and will provide the financial statement disclosures as required. The application of the new rules will not have an impact on the Company's financial position or results from operations.

         In June 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. Statement No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt Statement No. 131 in 1998, which may result in additional disclosures. The application of the new rules will not have an impact on the Company's financial position or results from operations.

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders of Quintiles Transnational Corp.

    We have audited the accompanying consolidated balance sheets of Quintiles Transnational Corp. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1995 consolidated financial statements of BRI International, Inc. and Innovex Limited, each of which was combined with the Company in 1996 in transactions accounted for as poolings of interests. The two businesses represent 33.0% and 49.6% of the consolidated assets and net revenues for 1995, respectively. Those statements were audited by other auditors whose reports have been provided to us, and our opinion, insofar as it relates to amounts included for BRI International, Inc. and Innovex Limited for 1995, is based on the reports of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Quintiles Transnational Corp. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                   /s/ Ernst & Young LLP



Raleigh, North Carolina
January 26, 1998

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME



                                                                  YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------------
                                                          1997               1996               1995
                                                       ---------          ---------          ---------
                                                            (In thousands, except per share data)
Net revenue ..................................         $ 814,476          $ 554,227          $ 337,006
Costs and expenses:
  Direct .....................................           421,855            278,981            171,571
  General and administrative .................           267,463            192,184            116,948
  Depreciation and amortization ..............            37,459             25,195             17,241
  Non-recurring costs:
     Restructuring ...........................              --               13,102              2,373
     Special pension contribution ............              --                2,329              2,329
                                                       ---------          ---------          ---------
                                                         726,777            511,791            310,462
                                                       ---------          ---------          ---------
Income from operations .......................            87,699             42,436             26,544
Other income (expense):
  Interest income ............................             8,434              7,089              2,548
  Interest expense ...........................            (8,566)            (9,526)            (3,765)
  Non-recurring transaction costs ............              --              (17,118)              --
  Other ......................................            (1,989)                16                 34
                                                       ---------          ---------          ---------
                                                          (2,121)           (19,539)            (1,183)
                                                       ---------          ---------          ---------
Income before income taxes ...................            85,578             22,897             25,361
Income taxes .................................            30,262             14,015              9,293
                                                       ---------          ---------          ---------
Net income ...................................            55,316              8,882             16,068
Non-equity dividend ..........................              --               (1,785)              (719)
                                                       ---------          ---------          ---------
Net income available for common shareholders .         $  55,316          $   7,097          $  15,349
                                                       =========          =========          =========
Basic net income per share ...................         $    0.76          $    0.11          $    0.25
Diluted net income per share .................         $    0.75          $    0.10          $    0.24

Shares used in computing net income per share:
   Basic .....................................            72,394             67,377             61,995
   Diluted ...................................            73,931             70,013             63,770

                             See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS



                                                           DECEMBER 31,
                                                     -------------------------
                                                       1997             1996
                                                     --------         --------
                                                           (In thousands)
                   ASSETS
Current assets:
  Cash and cash equivalents ................         $ 78,007         $ 68,730
  Accounts receivable and unbilled services           210,444          183,288
  Investments ..............................           44,372           37,623
  Prepaid expenses .........................           22,261            9,956
  Other current assets .....................           22,596            2,912
                                                     --------         --------
          Total current assets .............          377,680          302,509
Property and equipment:
  Land, buildings and leasehold improvements           82,350           50,187
  Equipment and software ...................          115,663           68,708
  Furniture and fixtures ...................           28,733           31,275
  Motor vehicles ...........................           39,105           30,353
                                                     --------         --------
                                                      265,851          180,523
  Less accumulated depreciation ............           80,479           55,289
                                                     --------         --------
                                                      185,372          125,234
Intangible and other assets:
  Intangibles ..............................           71,976           68,595
  Investments ..............................           69,089           25,083
  Deferred income taxes ....................           68,651             --
  Deposits and other assets ................           26,130           11,156
                                                     --------         --------
                                                      235,846          104,834
                                                     --------         --------
          Total assets .....................         $798,898         $532,577
                                                     ========         ========

                             See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

                                                                           DECEMBER 31,
                                                                   ----------------------------
                                                                      1997               1996
                                                                   ---------          ---------
                                                                          (In thousands)
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Lines of credit ........................................         $  10,335          $   9,048
  Accounts payable .......................................            35,207             36,074
  Accrued expenses .......................................            60,852             54,392
  Unearned income ........................................            85,327             78,962
  Income taxes payable ...................................              --                4,978
  Current portion of obligations held under capital
     leases ..............................................            14,844             11,816
  Current portion of long-term debt ......................                23              1,897
  Other current liabilities ..............................             6,234              6,032
                                                                   ---------          ---------
          Total current liabilities ......................           212,822            203,199
Long-term liabilities:
  Obligations held under capital leases, less current
     portion .............................................             8,164              5,465
  Long-term debt and obligation, less current portion ....           162,200            163,285
  Deferred income taxes ..................................            25,548              4,747
  Other liabilities ......................................             3,059              5,336
                                                                   ---------          ---------
                                                                     198,971            178,833
                                                                   ---------          ---------
          Total liabilities ..............................           411,793            382,032
Commitments and contingencies
Shareholders' Equity:
  Preferred Stock, none issued and outstanding ...........              --                 --
  Common Stock and additional paid-in capital, 73,853,867,
     and 68,377,220 shares issued and outstanding in 1997
     and 1996, respectively ..............................           335,312            139,710
  Retained earnings ......................................            60,008             11,513
  Other equity ...........................................            (8,215)              (678)
                                                                   ---------          ---------
          Total shareholders' equity .....................           387,105            150,545
                                                                   ---------          ---------
          Total liabilities and shareholders' equity .....         $ 798,898          $ 532,577
                                                                   =========          =========

                             See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                 EMPLOYEE
                                                                                   STOCK
                                                                                 OWNERSHIP
                                                    ADDITIONAL                   PLAN LOAN     CURRENCY
                                       COMMON        PAID-IN       RETAINED      GUARANTEE    TRANSLATION
                                        STOCK        CAPITAL       EARNINGS       & OTHER     ADJUSTMENTS        TOTAL
                                        -----        -------       --------       -------     -----------        -----
                                                                       (In thousands)

Balance, December 31, 1994 ........      $209      $  63,138       $ 26,294       $(1,958)      $ 1,332       $  89,015
Issuance of common stock ..........        10         56,893           --            --            --            56,903
Principal payments on ESOP
  loan ............................       --            --             --             401          --               401
Common stock issued for
  acquisitions ....................         4         11,799             31          --            --            11,834
Reduction of liability under
  stock option plan, net of
  tax .............................       --             693           --            --            --               693
Dividends paid by pooled
  entity ..........................       --            --           (9,162)         --            --            (9,162)
Non-equity dividend ...............       --            --             (719)         --            --              (719)
Two-for-one stock split ...........       107           (107)          --            --            --              --
Other equity transactions .........       --            (135)          --            --             284             149
Net income ........................       --            --           16,068          --            --            16,068
                                         ----      ---------       --------       -------       -------       ---------
Balance, December 31, 1995 ........       330        132,281         32,512        (1,557)        1,616         165,182
Common stock issued for
  acquisitions ....................         3            516            608          --            --             1,127
Issuance of common stock ..........         9          3,838           --            --            --             3,847
Principal payments on ESOP
  loan ............................       --            --             --             420          --               420
Effect due to change in fiscal
  year of pooled company ..........       --            --              324          --            --               324
Recapitalization of pooled
  entity ..........................       --            (202)       (29,028)         --            --           (29,230)
Tax benefit from the exercise
  of non-qualified stock
  options .........................       --           2,920           --            --            --             2,920
Non-equity dividend ...............       --            --           (1,785)         --            --            (1,785)
Other equity transactions .........       --              15           --              45        (1,202)         (1,142)
Net income ........................       --            --            8,882          --            --             8,882
                                         ----      ---------       --------       -------       -------       ---------
Balance, December 31, 1996 ........       342        139,368         11,513        (1,092)          414         150,545
Issuance of common stock ..........        24        112,741           --            --            --           112,765
Principal payments on ESOP loan ...       --            --             --             536          --               536
Common stock issued for
   acquisitions ...................         4              2         (1,414)         --            --            (1,408)
Effect due to change in fiscal year
  of pooled entity ................       --            --           (3,775)         --             117          (3,658)
Two-for-one stock split ...........       369           (369)          --            --            --                 0
Tax effect of pooling of interests        --          62,700           --            --            --            62,700
Tax benefit from the exercise of
   non-qualified stock options ....       --          20,118           --            --            --            20,118
Dividend  paid by pooled entity ...       --            --           (1,632)         --            --            (1,632)
Other equity transactions .........       --              13           --            (104)       (8,086)         (8,177)
Net income ........................       --            --           55,316          --            --            55,316
                                                   ---------       --------       -------       -------       ---------
Balance, December 31, 1997 ........      $739      $ 334,573       $ 60,008       $  (660)      $(7,555)      $ 387,105
                                         ====      =========       ========       =======       =======       =========

                             See accompanying notes.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                            YEAR ENDED DECEMBER 31,
                                                                                   ----------------------------------------
                                                                                      1997            1996           1995
                                                                                   ---------       ---------       --------
                                                                                                 (In thousands)
Operating activities:
Net income ..................................................................      $  55,316       $   8,882       $ 16,068
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization .............................................         37,459          25,812         17,241
  Non-recurring transaction costs ...........................................           --            17,118           --
  Net loss (gain) on sale of property and equipment .........................            672            (134)          (172)
  Provision for deferred income tax expense .................................         10,002             731          1,904
  Change in operating assets and liabilities:
    Accounts receivable and unbilled services ...............................        (28,718)        (68,525)       (36,201)
    Prepaid expenses and other assets .......................................        (15,924)        (11,389)          (838)
    Accounts payable and accrued expenses ...................................         10,431          23,682         17,299
    Unearned income .........................................................            738          42,460         20,013
    Income taxes payable and other current liabilities ......................          7,945           3,491            547
  Change in fiscal year of pooled entity ....................................           (581)         (9,378)          --
  Other .....................................................................             71             (27)           (25)
                                                                                   ---------       ---------       --------
Net cash provided by operating activities ...................................         77,411          32,723         35,836
Investing activities:
  Proceeds from disposition of property and equipment .......................          4,254           1,434          4,311
  Purchase of investments held-to-maturity ..................................           --           (95,939)          --
  Maturities of investments held-to-maturity ................................         35,579          43,345           --
  Purchase of investments available-for-sale ................................       (137,573)        (19,003)          --
  Proceeds from sale of investments available-for-sale ......................         51,246           8,936           --
  Purchase of other investments .............................................        (12,011)           --             --
  Acquisition of property and equipment .....................................        (78,693)        (39,744)       (25,964)
  Acquisition of businesses, net of cash acquired ...........................         (7,130)        (35,109)       (16,571)
  Payment of non-recurring transaction costs ................................         (5,648)        (11,440)          --
  Change in fiscal year of pooled entity ....................................            (17)          2,606           --
  Other .....................................................................           --              --             (108)
                                                                                   ---------       ---------       --------
Net cash used in investing activities .......................................       (149,993)       (144,914)       (38,332)
Financing activities:
  Increase in lines of credit, net ..........................................            513           2,570          3,917
  Proceeds from issuance of debt ............................................           --           139,650            568
  Repayment of debt .........................................................         (7,727)        (56,792)        (1,371)
  Principal payments on capital lease obligations ...........................        (16,470)         (9,516)        (6,621)
  Issuance of common stock ..................................................        108,834           3,678         56,746
  Issuance of debt for capitalization of pooled entity ......................           --            45,197           --
  Recapitalization of pooled entity .........................................           --           (29,230)          --
  Non-equity dividend .......................................................           --            (1,756)          (677)
  Dividend paid by pooled entity ............................................         (1,632)           --           (9,162)
  Change in fiscal year of pooled entity ....................................             58           1,399           --
  Other .....................................................................             64            (249)        (6,047)
                                                                                   ---------       ---------       --------
Net cash provided by financing activities ...................................         83,640          94,951         37,353
Effect of foreign currency exchange rate changes on cash ....................         (1,781)            277           (100)
                                                                                   ---------       ---------       --------
Increase (decrease) in cash and cash equivalents ............................          9,277         (16,963)        34,757
Cash and cash equivalents at beginning of year ..............................         68,730          85,693         50,936
                                                                                   ---------       ---------       --------
Cash and cash equivalents at end of year ....................................      $  78,007       $  68,730       $ 85,693
                                                                                   =========       =========       ========
Supplemental Cash Flow Information:
  Interest paid .............................................................      $   8,909       $   9,468       $  2,660
  Income taxes paid .........................................................         16,374          12,781          9,819
Non-cash Investing and Financing Activities:
  Capitalized leases ........................................................         22,688          12,979         11,774
  Equity impact of mergers and acquisitions .................................          1,134         (23,253)        11,803
  Equity impact from exercise of non-qualified stock options ................         24,049           2,920           --
 Tax effect of pooled transactions ..........................................         62,700            --             --

                             See accompanying notes

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 1997


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

    The Company is a leader in providing full-service contract research, sales, marketing and healthcare policy consulting and health information management services to the worldwide pharmaceutical, biotechnology, medical device and healthcare industries.

Principles of Consolidation

    The accompanying consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currencies

    Assets and liabilities recorded in foreign currencies on the books of foreign subsidiaries are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are recorded at average rates of exchange during the year. Translation adjustments resulting from this process are charged or credited to equity. Gains and losses on foreign currency transactions are included in other income (expense).

Revenue Recognition

    The Company recognizes net revenue from its contracts on a percentage-of-completion or per diem basis as work is performed. The Company's exposure to credit loss is equal to the outstanding accounts receivable and unbilled services balance. Although the Company does not require collateral for unpaid balances, credit losses have consistently been within management's expectations. Certain contracts contain provisions for price redetermination for cost overruns. Such redetermined amounts are included in service revenue when realization is assured and the amounts can be reasonably determined. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income. One customer accounted for 11.5% of consolidated net revenue in 1996.

Unbilled Services and Unearned Income

    In general, prerequisites for billings are established by contractual provisions including predetermined payment schedules, the achievement of contract milestones or submission of appropriate billing detail. Unbilled services arise when services have been rendered but clients have not been billed. Similarly, unearned income represents prebillings for services that have not yet been rendered.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash Equivalents and Investments

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company does not report in the accompanying balance sheets cash held for clients for investigator payments in the amount of $9.5 million and $4.6 million at December 31, 1997 and 1996, respectively, that pursuant to agreements with these clients, remains the property of the clients.

     The Company's investments in debt and marketable equity securities are classified as held-to-maturity and available-for-sale. Investments classified as held-to-maturity are recorded at amortized cost. Investments classified as available-for-sale are measured at market value and net unrealized gains and losses are recorded as a component of stockholders' equity until realized. In addition, the Company has $13.1 million and $1.5 million in deposits and other assets at December 31, 1997 and 1996, respectively, that represents investments in equity securities for which there are not readily available market values. Any gains or losses on sales of investments are computed by specific identification.

Property and Equipment

    Property and equipment are carried at historical cost and are depreciated using the straight-line method over the shorter of the asset's estimated useful life or the lease term ranging from three to 50 years.

Intangible Assets

    Intangibles consist principally of the excess cost over the fair value of net assets acquired ("goodwill") and are being amortized on a straight-line basis over periods not exceeding 40 years. Accumulated amortization totaled $12.8 million and $10.5 million at December 31, 1997 and 1996, respectively.

    The carrying values of intangible assets are reviewed if the facts and circumstances suggest impairment. If this review indicates that carrying values will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization period, the Company would reduce carrying values by the estimated shortfall of discounted cash flows.

Net Income Per Share

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings per Share" which established new standards for computing and presenting net income per share information. As required, the Company adopted the provisions of Statement No. 128 in its 1997 financial statements and has restated all prior year net income per share information. Basic net income per share was determined by dividing net income available for common shareholders by the weighted average number of common shares outstanding during each year. Diluted net income per share reflects the potential dilution that could occur assuming conversion or exercise of all convertible securities and issued and unexercised stock options. A reconciliation of the net income available for common shareholders and number of shares used in computing basic and diluted net income per share is in Note 4.

Income Taxes

    Income tax expense includes U.S. and international income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effects of these differences are reported as deferred income taxes. Tax credits are accounted for as a reduction of tax expense in the year in which the credits reduce taxes payable.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Research and Development Costs

    Research and development costs relating principally to new software applications and computer technology are charged to expense as incurred. These expenses totaled $2.8 million, $2.3 million and $1.9 million in 1997, 1996 and 1995, respectively.

Employee Stock Compensation

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" APB 25 and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Foreign Currency Hedging

    The Company uses foreign exchange contracts and options to hedge the risk of changes in foreign currency exchange rates associated with contracts in which the expenses for providing services are incurred in one currency and paid for by the client in another currency. The Company recognizes changes in value in income only when contracts are settled or options are exercised. There were several foreign exchange contracts relating to service contracts open at December 31, 1997, all of which are immaterial to the Company.

Reclassifications

     Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 financial statement presentation. The reclassifications had no effect on previously reported net income available to common shareholders, shareholders' equity or net income per share.

Recently Issued Accounting Standards

     In June 1997, FASB issued Statement No. 130, "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. Statement No. 130 establishes standards for reporting and displaying of comprehensive income and its components in financial statements. The Company will adopt Statement No. 130 in the first quarter of 1998 and will provide the financial statement disclosures as required. The application of the new rules will not have an impact on the Company's financial position or results from operations.

     In June 1997, FASB issued Statement No. 131, "Disclosures about
Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. Statement No. 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial statements to shareholders. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company will adopt Statement No. 131 in 1998, which may result in additional disclosures. The application of the new rules will not have an impact on the Company's financial position or results from operations.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

2. SHAREHOLDERS' EQUITY (Continued)

    The Company is authorized to issue 25 million shares of preferred stock, $.01 per share par value. At December 31, 1997, 200 million common shares of $.01 par value were authorized.

    In October, 1997, the Board of Directors authorized a two-for-one split of the Company's Common Stock in the form of a 100% stock dividend. A total of 36,920,627 shares of Common Stock were issued in connection with the split. The stated par value of each share was not changed from $.01. A total of $369,000 was reclassified from additional paid in capital to Common Stock. All references in the financial statements to number of shares, per share amounts, stock option data and market prices of Common Stock have been restated to reflect the stock split.

    In March, 1997, the Company completed a stock offering of 11,040,000 shares of its Common Stock. Of the shares sold, 2,830,000 shares were sold by the Company and 8,210,000 shares by certain selling shareholders. The offering provided the Company with approximately $84.3 million, net of expenses.

    In April, 1996, in anticipation of a planned initial public offering, Innovex was recapitalized by the purchase of the entire issued share capital of Innovex Holdings Limited (the former holding company of the Innovex Group) from its shareholders in exchange for a combination of newly issued Ordinary Shares, Preferred Ordinary Shares (the "Preferred Shares"), loan notes and cash. In exchange for its holdings in Innovex Holdings Limited, the principal shareholder received 67,994,225 newly issued Ordinary Shares of Innovex Limited, approximately $26.0 million of loan notes and approximately $2.4 million of cash. In exchange for their respective holdings, certain investors received 14,285,720 newly issued Preferred Shares, and certain members of management received 4,637,080 Ordinary Shares. Pursuant to an investment agreement, Innovex also issued 28,533,345 additional preferred shares and created and issued 11 million 7.5% preference shares (the "Preference Shares") and approximately $10.7 million of loan stock. In connection with the Preference Shares, the Company paid $846,000 of non-equity dividends in 1996. Prior to the recapitalization, Innovex paid a dividend of $9.2 million to the principal shareholder and made a special pension contribution of $2.3 million. In connection with the Innovex merger, the Company has paid $56.8 million of Innovex obligations.


3. MERGERS AND ACQUISITIONS

    On June 11, 1997, the Company acquired 100% of the stock of MAC, a leading international strategic medical communications consultancy, for 1,131,394 shares of the Company's Common Stock. On July 2, 1997, the Company acquired CVA, a contract research organization that is a leader in stroke clinical trials, through an exchange of 100% of CVA's stock for 467,936 shares of the Company's Common Stock. On August 29, 1997, the Company acquired Clindepharm in exchange for 477,966 shares of the Company's Common Stock. These transactions were accounted for by the pooling of interests method.

    The following is a summary of the net revenue and net income available for common shareholders from the beginning of the year through the date of combination for companies acquired in transactions accounted for as poolings of interests in 1997:


        (IN THOUSANDS)                  MAC          CVA        CLINDEPHARM     OTHERS
        --------------                  ---          ---        -----------     ------

Net revenue...................        $ 5,733      $ 2,382        $ 3,437       $  9,034
Net income available for common
  shareholders................        $ 1,013      $   332        $ 1,062       $  1,153

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

3. MERGERS AND ACQUISITIONS (Continued)

    On November 29, 1996, the Company acquired 100% of the outstanding stock of Innovex, an international contract pharmaceutical organization based in Marlow, United Kingdom, for 18,428,478 shares of the Company's Common Stock and the exchange of options to purchase 1,572,452 shares of the Company's Common Stock. On November 22, 1996, the Company acquired BRI, a global contract research organization, through an exchange of 100% of BRI's stock for 3,229,724 shares of the Company's Common Stock. Related to the Innovex and BRI transactions, the Company recognized approximately $17.1 million in non-recurring transaction costs and approximately $10.7 million in non-recurring restructuring costs. These transactions were accounted for by the pooling of interests method.

    On May 13, 1996, the Company acquired the operating assets of Lewin-VHI, Inc., a healthcare consulting company, for approximately $30 million in cash. The Company recorded approximately $20 million related to the excess cost over the fair value of net assets acquired. The acquisition was accounted for as a purchase and accordingly, the financial statements include the results of operations of the business from the date of acquisition.

    In addition to the above mergers and acquisitions, the Company has completed other mergers and acquisitions all of which are immaterial to the financial statements.


4. NET INCOME PER SHARE

      The following table sets forth the computation of basic and diluted net income per share (in thousands, except per share data):


                                                             YEAR ENDED DECEMBER 31,
                                                      ------------------------------------
                                                        1997          1996           1995
                                                      -------      --------       --------

Net income available for common shareholders:
  Net income ...................................      $55,316      $  8,882       $ 16,068
  Non-equity dividend ..........................         --          (1,785)          (719)
                                                      -------      --------       --------
  Net income available for common shareholders -
     basic and diluted net income per share ....      $55,316      $  7,097       $ 15,349
                                                      =======      ========       ========

Weighted average shares:
  Basic net income per share - weighted
    average shares .............................       72,394        67,377         61,995
  Effect of dilutive securities:
    Stock options ..............................        1,537         2,636          1,775
                                                      -------      --------       --------
  Diluted net income per share - adjusted
    weighted-average shares
    and assumed conversions ....................       73,931        70,013         63,770
                                                      =======      ========       ========
  Basic net income per share ...................      $  0.76      $   0.11       $   0.25
                                                      =======      ========       ========
  Diluted net income per share .................      $  0.75      $   0.10       $   0.24
                                                      =======      ========       ========


     Options to purchase 1.8 million shares of common stock with exercise prices ranging between $35.25 and $41.375 per share were outstanding during 1997 but were not included in the computation of diluted net income per share because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

     The conversion of the Company's 4.25% Convertible Subordinated Notes ("Notes") into approximately 3.5 million shares of common stock was not included in the computation of diluted net income per share because the effect would be antidilutive.

     For additional disclosures regarding the outstanding stock options and the Notes, see "Employee Benefit Plans" and "Credit Arrangements and Obligations."

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

5. CREDIT ARRANGEMENTS AND OBLIGATIONS

       On May 23, 1996, the Company completed a private placement of $143.75 million of 4.25% Convertible Subordinated Notes ("Notes") due May 31, 2000. Net proceeds to the Company amounted to approximately $139.7 million. The Notes are convertible into 3,474,322 shares of Common Stock, at the option of the holder, at a conversion price of $41.37 per share, subject to adjustment under certain circumstances, at any time after August 21, 1996. The Notes are redeemable, at the option of the Company, beginning May 31, 1999. Interest is payable on the notes semi-annually on May 31 and November 30 each year.

     The Company has a (pound)15.0 million (approximately $25.2 million) line of credit which is guaranteed by the Company's United Kingdom subsidiaries. Interest is charged at the bank's base rate (7.25% at December 31, 1997), plus 1%, with a minimum of 5.5%. The line of credit had an outstanding balance of (pound)1.5 million (approximately $2.5 million) and (pound) 4.7 million (approximately $6.6 million) at December 31, 1997 and 1996, respectively.

     The Company has a (pound)5.0 million (approximately $8.4 million) line of credit with a second U.K. bank. The line of credit is charged interest at the bank's published base rate (7.25% at December 31, 1997) plus 1.5%. The line of credit had an outstanding balance of (pound)4.7 million (approximately $7.8 million) and (pound)1.4 million (approximately $2.4 million) at December 31, 1997 and 1996, respectively.

     In March, 1995, Quintiles Scotland Limited, a wholly-owned subsidiary of the Company, acquired assets of a drug development facility in Edinburgh, Scotland from Syntex Pharmaceuticals Limited, a member of the Roche group based in Basel, Switzerland for a purchase commitment valued at (pound)13.0 million (approximately $21.0 million), with payment due in December 1999. As of December 31, 1997 and 1996, the Company has committed to purchasing approximately (pound)1.5 million (approximately $2.3 million) and (pound)600,000 (approximately $852,000 ), respectively, under foreign exchange contracts. The Company is obligated to purchase up to an additional (pound)5.9 million through December 28, 1999 in varying amounts as the daily dollar-to-pound exchange rate ranges between $1.5499 and $1.6800.


Long-term debt and obligation consist of the following (in thousands):


                                                           DECEMBER 31,
                                                        1997          1996
                                                      --------      --------
4.25% Convertible Subordinated Notes due 2000 ..      $143,750      $143,750
Employee Stock Ownership Plan notes payable, due
     1997 ......................................          --           1,138
Other notes payable ............................            23         1,953
Long-term obligation ...........................        20,985        21,823
                                                      --------      --------
                                                       164,758       168,664
     Less: current portion .....................            23         1,897
              unamortized issuance costs .......         2,535         3,482
                                                      --------      --------
                                                      $162,200      $163,285
                                                      ========      ========


    Maturities of long-term debt and obligation at December 31, 1997 are as follows (in thousands):


                         1998                    $      23
                         1999                       20,985
                         2000                      143,750
                                                 ---------
                                                 $ 164,758
                                                 =========

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

6. INVESTMENTS

    The following is a summary as of December 31, 1997 of held-to-maturity securities and available-for-sale securities by contractual maturity where applicable (in thousands):


                                                             GROSS         GROSS
                                              AMORTIZED    UNREALIZED    UNREALIZED         MARKET
     HELD-TO-MATURITY SECURITIES:               COST         GAINS         LOSSES            VALUE
     ----------------------------               ----         -----         ------            -----

U.S. Government Securities --
  Maturing in one year or less .......         $ 5,892         $ 15         $  --           $ 5,907
  Maturing between one and three years           2,814           16            --             2,830
State and Municipal Securities --
  Maturing in one year or less .......           2,688            9            --             2,697
  Maturing between one and three years           2,329           17            --             2,346
 Other ...............................           2,312           97            --             2,409
                                               -------         ----         -------         -------
                                               $16,035         $154         $  --           $16,189
                                               =======         ====         =======         =======




                                                             GROSS         GROSS
                                              AMORTIZED    UNREALIZED    UNREALIZED         MARKET
     AVAILABLE-FOR-SALE SECURITIES:             COST         GAINS         LOSSES            VALUE
     ------------------------------             ----         -----         ------            -----

U.S. Government Securities --
   Maturing in one year or less .........     $ 2,499         $--        $   --            $ 2,499
   Maturing between one and three years .      52,061          --             (57)          52,004
   Maturing between three and five years        7,000             5          --              7,005
State and Municipal Securities --
    Maturing in one year or less ........       3,060          --            --              3,060
    Maturing between one and three years         --            --            --               --
    Maturing between three and five years       2,595            30          --              2,625
Money Funds .............................      30,301          --             (68)          30,233
                                              -------         -----      --------          -------
                                              $97,516         $  35      $   (125)         $97,426
                                              =======         =====      ========          =======


     The following is a summary as of December 31, 1996 of held-to-maturity securities and available-for-sale securities by contractual maturity where applicable (in thousands):


                                                             GROSS         GROSS
                                              AMORTIZED    UNREALIZED    UNREALIZED         MARKET
     HELD-TO-MATURITY SECURITIES:               COST         GAINS         LOSSES            VALUE
     ----------------------------               ----         -----         ------            -----

U.S. Government Securities --
   Maturing in one year or less .......         $ 5,707       $--           $  --           $ 5,707
   Maturing between one and three years           9,951        --              --             9,951
State and Municipal Securities --
   Maturing in one year or less .......          22,327        --              --            22,327
   Maturing between one and three years           5,065        --              --             5,065
Other .................................           8,564       $--              --             8,564
                                                -------       -----         -------         -------
                                                $51,614       $--           $  --           $51,614
                                                =======       =====         =======         =======

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

6. INVESTMENTS (Continued)


                                                             GROSS         GROSS
                                              AMORTIZED    UNREALIZED    UNREALIZED         MARKET
     AVAILABLE-FOR-SALE SECURITIES:             COST         GAINS         LOSSES            VALUE
     ------------------------------             ----         -----         ------            -----

U.S. Government Securities --
   Maturing between one and three years         $10,008         $59         $  --           $10,067
Money Funds ...........................           1,019           6            --             1,025
                                                -------         ---         -------         -------
                                                $11,027         $65            --           $11,092
                                                =======         ===         =======         =======



7. ACCOUNTS RECEIVABLE AND UNBILLED SERVICES

       Accounts receivable consist of the following (in thousands):



                                                  DECEMBER 31,
                                           ----------------------------
                                             1997               1996
                                           ---------          ---------
            Trade:
              Billed .............         $ 122,898          $ 121,803
              Unbilled services ..            77,613             52,772
                                           ---------          ---------
                                             200,511            174,575
            Other ................            11,753             10,759
            Allowance for doubtful
               accounts ..........            (1,820)            (2,046)
                                           ---------          ---------
                                           $ 210,444          $ 183,288
                                           =========          =========


    The Company provides professional services involved in the development, testing, approval, sale and marketing of new drugs. Substantially all of the Company's accounts receivable are due from companies in the pharmaceutical and biotechnology industries located in the Americas and Europe. The percentage of accounts receivable and unbilled services by region is as follows:



                                        DECEMBER 31,
                                     ------------------
                 REGION               1997         1996
            -----------------         ----         ----
            Americas ........          48%          45%
            Europe and Africa          50           53
            Asia-Pacific ....           2            2
                                      ---          ---
                                      100%         100%
                                      ===          ===

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

8. ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):


                                                              DECEMBER 31,
                                                        -----------------------
                                                          1997            1996
                                                        -------         -------
            Compensation and payroll taxes ....         $29,818         $22,621
            Transaction and restructuring costs           2,751          16,047
            Other .............................          28,283          15,724
                                                        -------         -------
                                                        $60,852         $54,392
                                                        =======         =======


9. LEASES

    The Company leases certain office space and equipment under operating leases. The leases expire at various dates through 2049 with options to cancel certain leases at five-year increments. Some leases contain renewal options. Annual rental expenses under these agreements were approximately $24.3 million, $21.0 million and $10.4 million for the years ended December 31, 1997, 1996 and 1995, respectively. The Company leases certain assets, primarily vehicles, under capital leases. Capital lease amortization is included with depreciation and amortization expenses and accumulated depreciation in the accompanying financial statements.

    The following is a summary of future minimum payments under capitalized leases and under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997 (in thousands):



                                                        CAPITAL        OPERATING
                                                        LEASES           LEASES
                                                        ------           ------
         1998 ................................         $16,600         $ 28,441
         1999 ................................           8,156           22,887
         2000 ................................               9           18,530
         2001 ................................            --             13,958
         2002 ................................            --             12,223
         Thereafter ..........................            --             47,512
                                                       -------         --------
         Total minimum lease payments ........          24,765         $143,551
                                                                       ========
         Amounts representing interest .......           1,757
                                                       -------
         Present value of net minimum payments          23,008
         Current portion .....................          14,844
                                                       -------
         Long-term capital lease obligations .         $ 8,164
                                                       =======

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

10. INCOME TAXES

         The components of income tax expense are as follows (in thousands):



                                                      YEAR ENDED DECEMBER 31,
                                             ----------------------------------------
                                               1997             1996            1995
                                             -------         --------          ------
         Current:
           Federal .................         $11,153         $  5,185          $4,313
           State ...................           2,655            1,735             856
           Foreign .................           6,452            5,839           2,345
                                             -------         --------          ------
                                              20,260           12,759           7,514
         Deferred expense (benefit):
           Federal .................           7,506             (682)            598
           Foreign .................           2,496            1,938           1,181
                                             -------         --------          ------
                                             $30,262         $ 14,015          $9,293
                                             =======         ========          ======

    Tax benefits of $62.7 million from goodwill arising in connection with a taxable pooling of interests business combination and $20.1 million from non-qualified stock options exercised were allocated directly to contributed capital.

    The Company's consolidated effective tax rate differed from the statutory rate as set forth below (in thousands):



                                                                                   YEAR ENDED DECEMBER 31,
                                                                         -------------------------------------------
                                                                           1997              1996             1995
                                                                         --------          --------          -------
         Federal taxes at statutory rate .......................         $ 29,952          $  7,992          $ 8,636
         State and local income taxes net of federal benefit ...            1,726             1,040              653
         Non-deductible transaction costs ......................             --               4,761             --
         Foreign earnings taxed at different rates .............              418              (191)             (14)
         Foreign losses for which no benefit has been recognized             --                --                646
         Utilization of net operating loss carryforwards .......             (636)             --             (1,520)
         Non-taxable income ....................................           (1,521)             --               --
         Other .................................................              323               413              892
                                                                         --------          --------          -------
                                                                         $ 30,262          $ 14,015          $ 9,293
                                                                         ========          ========          =======

    Income before income taxes from foreign operations was approximately $4 million, $24 million and $11 million for the years 1997, 1996 and 1995, respectively. Income from foreign operations was approximately $35 million, $25 million and $14 million for the years 1997, 1996 and 1995, respectively. The difference between income from operations and income before income taxes is due primarily to intercompany charges which eliminate upon consolidation. Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $38 million at December 31, 1997. Those earnings are considered to be indefinitely reinvested, and accordingly, no U.S. federal and state income taxes have been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various countries.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

10. INCOME TAXES (Continued)

     The tax effects of temporary differences that give rise to significant portions of deferred tax (assets) liabilities are presented below (in thousands):


                                                                      YEAR ENDED DECEMBER 31,
                                                                     ---------------------------
                                                                        1997              1996
                                                                     ---------          --------
         Deferred tax liabilities:
           Depreciation and amortization ...................         $  24,031          $ 16,359
           Prepaid expenses ................................             1,335             1,034
           Other ...........................................             2,318               213
                                                                     ---------          --------
         Total deferred tax liabilities ....................            27,684            17,606
         Deferred tax assets:
           Net operating loss carryforwards ................           (17,532)           (7,028)
           Accrued expenses and unearned income ............            (7,104)           (5,345)
          Goodwill net of amortization .....................          (101,095)             (675)
           Non-deductible transaction costs ................              --              (2,206)
           Other ...........................................            (4,783)           (2,445)
                                                                     ---------          --------
         Total deferred tax assets .........................          (130,514)          (17,699)
         Valuation allowance for deferred tax assets .......            54,879             4,840
                                                                     ---------          --------
         Net deferred tax assets ...........................           (75,635)          (12,859)
                                                                     ---------          --------
         Net deferred tax (assets) liabilities .............         $ (47,951)         $  4,747
                                                                     =========          ========

         The increase in the Company's valuation allowance for deferred tax assets to $54.9 million at December 31, 1997 from $4.8 million at December 31, 1996 is primarily due to projected foreign tax credit limitations.

         The Company's deferred income tax expense results from the following (in thousands):


                                                                YEAR ENDED DECEMBER 31,
                                                      --------------------------------------------
                                                        1997               1996             1995
                                                      --------            -------          -------
         Excess (deficiency) of tax over
           financial reporting:
         Depreciation and amortization ......         $ 14,936            $ 9,414          $ 1,681
         Net operating loss carryforwards ...           (6,693)            (1,097)           1,025
         Accrued expenses and unearned income           (1,084)            (4,147)             110
         Benefit plans ......................             --                 --               (656)
         Other items, net ...................            2,843             (1,834)            (381)
                                                      --------            -------          -------
                                                      $ 10,002            $ 1,256          $ 1,779
                                                      ========            =======          =======

         The U.K. subsidiaries qualify for Scientific Research Allowances (SRAs) for 100% of capital expenditures on certain assets under the Inland Revenue Service guidelines. For 1997, 1996 and 1995, these allowances were $28 million, $11 million and $6 million, respectively, which helped to generate net operating loss carryforwards of $26 million to be used to offset taxable income in that country. Assuming the U.K. subsidiaries continue to invest in qualified capital expenditures at an adequate level, the portion of the deferred tax liability relating to the U.K. subsidiaries may be deferred indefinitely. Innovex has German net operating loss carryforwards that do not expire of $3 million to be used to offset taxable income in that country. Quintiles Transnational has U.S. state net operating loss carryforwards of approximately $8 million which will be available through 2002. In addition, Innovex, Inc. has U.S. federal net operating loss carryforwards of approximately $4 million which will expire beginning 2005.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

11. EMPLOYEE BENEFIT PLANS

         The Company has numerous employee benefit plans which cover substantially all eligible employees in the countries in which the plans are offered. Contributions are primarily discretionary, except in some countries where contributions are contractually required. Plans include Approved Profit Sharing Schemes in the U.K. and Ireland which are funded with Company stock, a defined contribution plan funded by Company stock in Australia, Belgium and Canada, defined contribution plans in Belgium, Holland, Sweden, and Great Britain, a profit sharing scheme in France, and defined benefit plans in Germany and the U.K. The defined benefit plan in Germany is an unfunded plan which is provided for in the balance sheet. In addition, the Company sponsors a supplemental non-qualified deferred compensation plan, covering certain management employees.

         The Company has a leveraged Employee Stock Ownership Plan ("ESOP") which provides benefits to eligible employees. Contributions and related compensation expenses for this plan totaled $568,000, $585,000 and $734,000 in 1997, 1996 and 1995, respectively. Interest paid by the Company on the ESOP loan was approximately $80,000, $130,000 and $157,000 for 1997, 1996 and 1995,
respectively. Shares allocated to participants totaled 1,773,000 at December 31, 1997. Unallocated shares totaled 152,100 as of December 31, 1997 with a fair market value of $5.8 million.

         The Company has an employee savings and investment plan (401(k) Plan) available to all eligible employees meeting certain specified criteria. The Company matches employee deferrals at varying percentages, set at the discretion of the Board of Directors. For the years ended December 31, 1997, 1996 and 1995, the Company expensed $1.5 million, $539,000 and $177,000, respectively as matching contributions.

         On July 25, 1996, the Company's Board of Directors adopted the Quintiles Transnational Corp. Employee Stock Purchase Plan (the "Purchase Plan") which is intended to provide eligible employees an opportunity to acquire the Company's Common Stock. Participating employees have the option to purchase shares at 85% of the lower of the closing price per share of common stock on the first or last day of the calendar quarter. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The Board of Directors has reserved 200,000 shares of common stock for issuance under the Purchase Plan. During 1997 and 1996, 81,024 shares and 9,576 shares, respectively, were purchased under the Purchase Plan. At December 31, 1997, 109,400 shares were available for issuance under the Purchase Plan.

         The Company has stock option plans to provide incentives to eligible employees, officers, and directors in the form of incentive stock options, non-qualified stock options, stock appreciation rights, and restricted stock. The Board of Directors determines the option price (not to be less than fair market value of incentive options) at the date of grant. The majority of options, granted under the Executive Compensation Plan, typically vest 25% per year over four years, and expire ten years from the date of grant. Other options including options granted and exchanged as a result of acquisitions have various vesting schedules and expiration periods.

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

11. EMPLOYEE BENEFIT PLANS (Continued)

         Information with respect to these option plans is as follows:


                                                   WEIGHTED AVERAGE
                                       NUMBER       EXERCISE PRICE
                                       ------       --------------
Options outstanding January 1, 1995  1,762,730         $  3.91
  Granted                            1,162,476           13.42
  Exercised                           (311,740)           2.58
  Canceled                             (39,160)           5.17
                                   -----------
Outstanding at December 31, 1995     2,574,306            8.09
  Granted                            4,146,568           34.27
  Exercised                         (1,334,836)           2.49
  Canceled                            (416,264)          35.92
                                   -----------
Outstanding at December 31, 1996     4,969,774           15.52
  Granted                            2,234,387           36.82
  Exercised                         (1,565,827)           7.78
  Canceled                            (269,550)          24.34
                                   -----------
Outstanding at December 31, 1997     5,368,784         $ 26.21
                                   ===========


         Pro forma information regarding net income and net income per share is required by Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement No. 123. The fair value for each option was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                    Employee Stock Options       Employee Stock Purchase Plan
                                    ----------------------       ----------------------------
                                    1997     1996     1995          1997       1996      1995
---------------------------------------------------------------------------------------------
    Expected dividend yield ....       0%       0%       0%            0%      --        --
    Risk-free interest rate ....       6%       6%       6%            5.1%    --        --
    Expected volatility ........      40%      40%      40%           34.4%    --        --
    Expected life (in years from
       vest) ...................       1        1        1             0.25    --        --
---------------------------------------------------------------------------------------------

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

11. EMPLOYEE BENEFIT PLANS (Continued)

         For options outstanding and exercisable at December 31, 1997 the following number of options, range of exercise prices, weighted average exercise prices and weighted average contractual lives existed:



                              OPTIONS OUTSTANDING                                                   OPTIONS EXERCISABLE
                       ----------------------------------                                     -------------------------------
   NUMBER OF                             WEIGHTED AVERAGE          WEIGHTED AVERAGE           NUMBER OF      WEIGHTED AVERAGE
    OPTIONS           EXERCISE PRICE      EXERCISE PRICE           CONTRACTUAL LIFE            OPTIONS        EXERCISE PRICE
    -------           --------------      --------------           ----------------            -------        --------------
    646,196             $0.20 - $4.75       $  3.31                       4.6                    635,696            $ 3.29
    557,886             $4.88 - $9.50          7.92                       6.5                    342,886              6.95
    762,060           $10.69 - $20.68         18.64                       7.1                    274,174             17.46
    721,574           $22.61 - $32.69         31.19                       7.1                    271,794             31.34
    684,062           $33.13 - $33.13         33.13                       9.0                    311,628             33.13
    616,469           $33.88 - $36.63         35.66                       8.6                      8,387             35.87
    239,693           $36.75 - $38.19         37.91                       9.1                    212,953             37.98
  1,002,162           $38.25 - $38.25         38.25                      10.0                          0              n.a.
    130,682           $38.50 - $41.13         38.88                       6.3                     54,712             38.52
      8,000           $41.38 - $41.38         41.38                       9.7                      5,000             41.38
  ---------                                                                                    ---------
  5,368,784                                 $ 26.21                       7.8                  2,117,230            $18.33
  =========                                                                                    =========

         The Black-Scholes valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are transferable. In addition, the option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For purposes of pro forma disclosures, the estimated fair values of the Purchase Plan and stock option plans are amortized to expense over the vesting period. The grant date Black-Scholes weighted-average value was $13.37, $4.41 and $4.38 per share for 1997, 1996 and 1995.

         The Company's pro forma information follows (in thousands except for net income (loss) per share information):


                                                                    YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------------
                                                             1997               1996               1995
                                                          ----------         ---------          ----------

Net income available for common shareholders ....         $   55,316         $   7,097          $   15,349
Pro forma  net income (loss) available for common
  shareholders ..................................             40,280            (3,142)             14,595
Pro forma basic net income (loss) per share .....               0.56             (0.05)               0.24

Pro forma diluted net income (loss) per share ...         $     0.54         $   (0.05)         $     0.23

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

12. OPERATIONS

         The following table presents the Company's operations by geographical location (in thousands):


                                         1997             1996              1995
                                       --------         --------         ---------
Net revenue:
  Americas ...................         $414,401         $240,118         $ 134,350
  Europe and Africa ..........          377,382          301,398           195,669
  Asia-Pacific ...............           22,693           12,711             6,987
                                       --------         --------         ---------
                                       $814,476         $554,227         $ 337,006
                                       ========         ========         =========
Income (loss) from operations:
  Americas ...................         $ 52,541         $ 17,158         $  12,469
  Europe and Africa ..........           34,905           25,262            14,515
  Asia-Pacific ...............              253               16              (440)
                                       --------         --------         ---------
                                       $ 87,699         $ 42,436         $  26,544
                                       ========         ========         =========
Identifiable assets:
  Americas ...................         $529,915         $270,770         $ 154,273
  Europe and Africa ..........          252,100          252,863           184,313
  Asia-Pacific ...............           16,883            8,944             5,176
                                       --------         --------         ---------
                                       $798,898         $532,577         $ 343,762
                                       ========         ========         =========


13. QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of unaudited quarterly results of operations (in thousands, except per share amounts):



                                                 YEAR ENDED DECEMBER 31, 1997
                               -------------------------------------------------------------------
                                FIRST             SECOND               THIRD              FOURTH
                               QUARTER            QUARTER             QUARTER             QUARTER
                               -------            -------             -------             -------
Net revenue                    $179,885          $194,180            $206,697             $233,714
Income from operations          18,931             21,111              22,494              25,163
Net income available for
 common shareholders            11,479             12,863              14,207              16,767
Basic net income per share       0.16               0.18                0.19                0.23
Diluted net income per share    $ 0.16            $ 0.17              $ 0.19               $0.22
Range of stock prices     $26.625 - 39.000   $21.500 - 35.000    $35.032 - 43.688     $31.000 - 43.500




                                                  YEAR ENDED DECEMBER 31, 1996
                               -------------------------------------------------------------------
                                FIRST             SECOND               THIRD               FOURTH
                               QUARTER            QUARTER             QUARTER             QUARTER
                               -------            -------             -------             -------
Net revenue                    $113,813          $131,328            $141,916             $167,170
Income from operations          7,979              12,900              14,659               6,898
Net income available for
 common shareholders            4,798              7,551               8,562              (13,814)
Basic net income per share       0.07               0.11                0.13               (0.21)
Diluted net income per share    $ 0.07            $ 0.11              $ 0.12              $ (0.21)
Range of stock prices     $18.500 - 34.625   $28.250 - 41.000    $26.250 - 41.625     $29.125 - 41.625

                 QUINTILES TRANSNATIONAL CORP. AND SUBSIDIARIES

13. QUARTERLY FINANCIAL DATA (UNAUDITED) (Continued)

        The following pro forma quarterly financial information reflects results of operations excluding non-recurring costs (in thousands):



                                                 YEAR ENDED DECEMBER 31, 1997
                               -------------------------------------------------------------------
                                FIRST             SECOND               THIRD              FOURTH
                               QUARTER            QUARTER             QUARTER             QUARTER
                               -------            -------             -------             -------
Net revenue                    $179,885          $194,180            $206,697            $233,714
Income from operations           18,931            21,111              22,494              25,163
Net income available for
   common shareholders         $ 11,479          $ 12,863            $ 14,207            $ 16,767





                                                  YEAR ENDED DECEMBER 31, 1996
                               -------------------------------------------------------------------
                                FIRST             SECOND               THIRD               FOURTH
                               QUARTER            QUARTER             QUARTER             QUARTER
                               -------            -------             -------             -------
Net revenue                    $113,813          $131,328            $141,916             $167,170
Income from operations           12,681            12,900              14,659               17,627
Net income available for
  common shareholders          $  8,386          $  7,551            $  8,562             $ 10,354


14. SUBSEQUENT EVENTS

     On February 2, 1998, the Company acquired Pharma Networks N.V. ("Pharma"), a leading contract sales organization in Belgium. The Company acquired Pharma in exchange for 132,000 shares of the Company's Common Stock. The acquisition of Pharma will be accounted for as a pooling of interests.

     On February 4, 1998, the Company acquired Technology Assessment Group ("TAG"), an international health outcomes assessment firm that specializes in patient registries and in evaluating the economic, quality-of-life and clinical effects of drug therapies and disease management programs. The Company acquired TAG in exchange for 460,366 shares of the Company's Common Stock. The acquisition of TAG will be accounted for as a pooling of interests.

     On February 26, 1998, the Company acquired T2A S.A. ("T2A"), a leading French contract sales organization. The Company acquired T2A in exchange for 311,899 shares of the Company's Common Stock. The acquisition of T2A will be accounted for as a pooling of interests.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS


         (c)      Exhibits.

Exhibit Number               Description of Exhibit
--------------               ----------------------

23.01                        Consent of Ernst & Young LLP

23.02                        Consent of Coopers & Lybrand L.L.P.

23.03                        Consent of KPMG

27                           Financial Data Schedule (for SEC use only)

99.01                        Report of Coopers & Lybrand L.L.P.

99.02                        Report of KPMG

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             QUINTILES TRANSNATIONAL CORP.


                                             By:  /s/ Rachel R. Selisker
                                                  ------------------------------
Dated: March 20, 1998                             Rachel R. Selisker
                                                  Chief Financial Officer and
                                                  Executive Vice
                                                  President Finance

                                  EXHIBIT INDEX


Exhibit Number               Description of Exhibit
--------------               ----------------------

23.01                        Consent of Ernst & Young LLP

23.02                        Consent of Coopers & Lybrand L.L.P.

23.03                        Consent of KPMG

27                           Financial Data Schedule (for SEC use only)

99.01                        Report of Coopers & Lybrand L.L.P.

99.02                        Report of KPMG